EXHIBIT 10.1
March 12, 2008
Michael P. Ryan
c/o American Commercial Lines Inc.
1701 E. Market Street
Jeffersonville, Indiana 47130
Dear Mr. Ryan:
          This will confirm our offer of employment as President and Chief Executive Officer of American Commercial Lines Inc. (“ACL”). The following are the terms and conditions of your employment as President and Chief Executive Officer:
          Title. President and Chief Executive Officer of ACL, based in Jeffersonville, Indiana.
          Responsibilities. The duties and obligations reasonably associated with the position of President and Chief Executive Officer as shall be specified and designated from time to time by the Board of Directors.
          Base Annual Salary. At such time as you officially assume the position of President and Chief Executive Officer, your annual base salary will increase to $425,000 subject to annual increases, if any, at the discretion of the Compensation Committee of the Board of Directors (the “Committee”).
          Annual Bonus. You will be eligible to receive an annual target bonus beginning 2009 of 75% of your base annual salary based on achievement of ACL performance targets established by the Committee.

          Equity. ACL hereby grants to you options to purchase 62,352 shares of ACL’s common stock with an exercise price equal to today’s closing price of ACL’s common stock ($17.82) and options to purchase 70,146 shares of ACL’s common stock with an exercise price equal to $22.25 per share. Such options will become 100% vested and exercisable on the third anniversary of the date hereof, with no incremental vesting prior to such date, and will also become 100% vested and exercisable upon a “change of control” of ACL. In all other respects, the options will be subject to the terms and conditions set forth in the form of stock option award agreement attached hereto as Appendix B. You will be eligible to receive future equity grants at the discretion of the Committee.
.1 Reimbursement of Legal Fees. ACL shall reimburse you for up to $5,000 of the fees and expenses of your counsel in connection with the preparation, execution and delivery of this letter agreement.
          Vacation. Four weeks per annum.
.A Severance. ACL will provide (12) twelve months severance, paid semi-monthly less applicable federal and state withholdings, if your employment is involuntarily terminated without cause or if you terminate for your employment for “good reason”. No severance pay will be granted for separations that are the result of voluntary termination, discharge for performance, death, retirement or permanent disability. The Annual Bonus will be prorated and paid in one lump sum, not to exceed 100% of payout, in the year of termination (based on company performance achievement at that time) if termination is without cause. All payments provided to you under this section are contingent on your executing, and not revoking, ACL’s form of general release and waiver, substantially in the form of Appendix C attached hereto, within 30 days of the date of your termination of employment. Your first payment of severance following the expiration of the revocation period will be cumulative of all severance payments you would have received following your termination of employment if there were not a requirement to executive and not revoke the general release. “Good reason” shall mean (a) a material diminution in your authority, duties or responsibilities, (b) a material diminution in your base salary or bonus opportunity; (c) a material breach by ACL of any term of this letter agreement; or (d) a change in your office location to a point more than fifty (50) miles from Jeffersonville, Indiana, provided, however, that in all cases, prior to your termination for “good reason,” you must give ACL written notice describing the events constituting “good reason” within 90 days of the initial occurrence of such events and ACL must be given 45 days to cure such events.
.2 Section 409A. In the event that any compensation with respect to your termination is “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations thereunder (“Section 409A”), the stock of ACL or any affiliate is publicly traded on an established securities market or otherwise, and you are determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six (6) months from the date of your termination, except in the event of your death. Within thirty (30) days following the end of such six-month period, or, if earlier, your death, ACL will make a catch-up payment to you equal to the total amount of such payments that would have been made during the six-month period but for this section. Wherever payments under this letter agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.
          Non-Competition/Non-Solicitation Provisions. In consideration of the terms and conditions set forth herein, you hereby agree to the terms and conditions set forth in Appendix A to this letter agreement.
          Board Position. You shall be designated by the Board of Directors to fill the next vacancy on the Board and the Board intends to nominate you for election to the Board of Directors of the Company at the 2008 annual meeting of stockholders. You shall not be entitled to additional compensation for serving as a director of the Company or as an officer (or similar function) or a member of the Board or the board of directors or managers of any subsidiary or affiliate of the Company to which you may also be appointed.
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          Mike, ACL is very excited about offering you the opportunity for employment as President and Chief Executive Officer. We believe you will make significant contributions toward our future success.
          Please indicate your acceptance of the terms and conditions of this letter agreement, including the attached appendixes, by signing in the space provided below and returning directly to me.
          Regards,
          /s/ Clayton Yeutter
          Clayton Yeutter, Chairman of the Board of Directors
I accept the terms and conditions of this letter agreement.
/s/ Michael P. Ryan
Michael P. Ryan
Date: March 14, 2008

APPENDIX A
          1. Noncompetition; Nonsolicitation; Confidential Information, etc. Michael P. Ryan (the “Executive”) hereby acknowledges that, during and solely as a result of Executive’s employment by American Commercial Lines Inc. (or “ACL”), the Executive will have access to confidential information and business and professional contacts. In consideration therefor, the Executive hereby agrees to be bound by and acknowledges the reasonableness of the following covenants, which are specifically relied upon by ACL in entering into the letter agreement. Executive acknowledges and agrees that each of the individual provisions of this Appendix A constitutes a separate and distinct obligation of the Executive to ACL, individually enforceable against the Executive.
               1.1 Covenant Not to Compete. For a period of 12 months following the termination of the Executive’s employment by ACL, the Executive shall not, without the consent of the Board of Directors of ACL, in any form or any manner, directly or indirectly, on the Executive’s own behalf or in combination with others, become engaged in (as an individual, partner, stockholder, director, officer, principal, agent, independent contractor, employee, trustee, lender of money or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and then only to the extent of owning not more than two percent (2%) of the issued and outstanding securities of such corporation or other entity) or provide services to any business which renders services or sells products, or proposes to render services or sell products, that compete with the Business of ACL or any of its subsidiaries within the United States and any foreign country in which ACL or any of its subsidiaries conducts any aspect of the Business during the term of the letter agreement. For purposes of this Appendix A, the term “Business” shall mean inland marine transportation, ancillary services and marine vessel construction and repair in the United States.
               1.2 Covenant Not to Solicit Employees. For a period of 12 months following the termination of the Executive’s employment by ACL, the Executive agrees and covenants that he shall not, for any reason, directly or indirectly, solicit or endeavor to entice away from ACL and its subsidiaries and affiliates (whether for the Executive’s own benefit or on behalf of another person or entity), or facilitate the solicitation or enticement of, any executive or management employee of ACL and its subsidiaries and affiliates to work for the Executive, any affiliate of the Executive or any competitor of ACL and its subsidiaries and affiliates, nor shall the Executive otherwise attempt to interfere (to ACL’s detriment) in the relationship between ACL or any of its subsidiaries or affiliates and any such employees; provided, however, that a general solicitation that does not specifically identify the Executive or covered employees shall not be deemed to violate this Section 1.2.
               1.3 Covenant Not to Solicit Customers. For a period of 12 months following the termination of the Executive’s employment by ACL, the Executive agrees and covenants that he shall not, directly or indirectly, in any form or manner, contact, solicit, or facilitate the contacting or solicitation of, any Customer of ACL and its subsidiaries and affiliates for the purpose of competing with the Business. For purposes of this Appendix A, the term “Customer” shall mean and refer to each person or entity that has a contract with or is actively being solicited by ACL and its subsidiaries and affiliates with respect to the Business during the period of Executive’s employment hereunder.
               1.4 Covenant of Confidentiality. At any time during the term of Executive’s employment with ACL (pursuant to the letter agreement or otherwise), and for a period of five (5) years after the termination of Executive’s employment with ACL for any reason, Executive shall not, except in furtherance of the Business of ACL and its subsidiaries and affiliates or otherwise with the prior authorization of ACL, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party (other than in the course of Executive’s employment hereunder), or utilize for Executive’s personal benefit or for the benefit of any competitor of ACL and its subsidiaries and affiliates any Confidential Information. ACL and the Executive acknowledge and agree that such Confidential Information is extremely valuable to ACL and shall be deemed to be a “trade secret.” In the event that any part of the Confidential Information becomes generally known to the public through legitimate origins (other than by the breach of this Appendix A by the Executive or by misappropriation), or is required to be disclosed by legal, administrative or judicial process (provided that the Executive has provided ACL reasonable prior notice of such request and ACL has had a reasonable opportunity, at its expense, to dispute, defend or limit such request for the Confidential Information), that part of the Confidential Information shall no longer be deemed Confidential Information for purposes of this Appendix A, but the Executive shall continue to be bound by the terms of this Appendix A as to all other Confidential Information.
               1.5 Return of Property. Upon termination of the letter agreement for any reason, the Executive shall promptly deliver to ACL all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents, including all copies in any form or media, concerning ACL’s Customers, marketing strategies, products or processes which contain any Confidential Information.
               1.6 Assignment of Inventions. The Executive shall assign to ACL all rights, title and interests in any trade secrets and other products or other inventions relating to ACL’s business developed by him alone or in conjunction with others at any time while employed by ACL.
               1.7 Equitable Remedies. In the event that Executive breaches any of the terms or conditions set forth in this Appendix A, Executive stipulates that such breach will result in immediate and irreparable harm to the business and goodwill of ACL and that damages, if any, and remedies at law for such breach would be inadequate. ACL shall therefore be entitled to apply for and receive from any court of competent jurisdiction an injunction to restrain any violation of this Appendix A and such further relief as the court may deem just and proper.
               1.8 Continuing Obligation. Upon termination of the letter agreement for any reason, the obligations, duties and liabilities of Executive pursuant to this Appendix A are continuing, and for the periods set forth in such provisions hereof are absolute and unconditional, and shall survive and remain in full force and effect as provided in each such Section. Notwithstanding anything else contained in the letter agreement to the contrary, the parties hereto agree that in the event Executive breaches any of the terms contained in this Appendix A, the obligation of ACL to pay any base salary or bonus under the letter agreement shall terminate as of the date of such breach by the Executive.
               1.9 Post-Termination Violations. In the event, and at the moment, that Executive violates any of his duties or obligations set forth in this Appendix A that continue after any termination that occurs during the Term of employment for any reason, (x) Executive shall immediately forfeit any right to exercise any unexercised options that previously vested pursuant to the terms of the letter agreement or any stock option agreements to which Executive is a party, (y) any unvested options, shares of restricted stock or other equity awards will immediately be cancelled and forfeited and (z) all severance payments described in the letter agreement shall immediately cease and be forfeited.

APPENDIX B
          THIS STOCK OPTION AGREEMENT, including the accompanying Award Notice (the “Award Notice”) issued to the Optionee named therein (both of which together shall constitute the “Agreement”), is made as of the Grant Date set forth in the Award Notice between American Commercial Lines Inc., a Delaware corporation (the “Company”), and the Optionee. Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed to them in the American Commercial Lines Inc. stock plan designated in the Award Notice (the “Plan”).
W I T N E S S E T H:
          WHEREAS, the Company desires to provide the Optionee with the opportunity to purchase shares of its common stock, par value $0.01 per share (“Common Stock”), in accordance with the terms of the Plan.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained:
          1. Grant of Option. The Company hereby grants to the Optionee the option to purchase all or part of an aggregate of the number of shares of Common Stock set forth in the Award Notice, on the terms and conditions set forth in the Plan, subject to the vesting, exercise and other requirements set forth in the Agreement, to the extent not inconsistent with the Plan (the “Option”).
          2. Purchase Price. The per share purchase price of the shares of Common Stock issuable upon exercise of the Option shall be the Exercise Price set forth in the Award Notice, which the Committee has determined is equal to 100% of the Fair Market Value (as defined in the Plan) of a share of Common Stock on the Grant Date.
          3. Type of Stock Option. The Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.
          4. Term. The term of the Option shall expire as of the earliest of the following:
          (a) the date that is ten (10) years from the Grant Date;
          (b) to the extent the Option is vested on the date of such termination, the date that is one (1) day following the date that the Optionee’s employment with the Company, or any Subsidiary or Affiliate, is terminated for Cause, as defined in Section 5(e);
          (c) to the extent the Option is vested on the date of such termination, the date that is ninety (90) days after the Optionee’s employment with the Company, or any Subsidiary or Affiliate, is terminated other than (i) for Cause or (ii) upon the Optionee’s death, Disability or Retirement, as defined in the Plan;
          (d) to the extent the Option is vested on the date of such termination, the date that is twelve (12) months after the Optionee’s employment with the Company, or any Subsidiary or Affiliate, is terminated as a result of the Optionee’s Disability, as defined in the Plan;
          (e) to the extent the Option is vested on the date of such death, the date that is twelve (12) months after the Optionee dies while employed by the Company, or any Subsidiary or Affiliate; or
          (f) to the extent the Option is vested on the date of such Retirement, the date that is twelve (12) months after the date the Optionee’s employment with the Company, or any Subsidiary or Affiliate, is terminated as a result of the Optionee’s Retirement, as defined in the Plan (provided that if the Optionee dies within such twelve (12) month period, any such unexercised Option shall continue to be exercisable for twelve (12) months from the date of such death).
          In the event of a termination of the Optionee’s employment for Cause, the Optionee shall forfeit all rights hereunder with respect to any vested Options one day after the date of such termination. Subject to the foregoing terms of this Section 4, if the Optionee’s employment terminates for any reason, the Optionee shall forfeit all rights hereunder with respect to any non-vested Options as of the date of such termination, including the right to purchase shares of Common Stock under the Option.

          5. Vesting. (a) Subject to any forfeiture provisions in this Agreement or in the Plan, the Optionee shall become vested in the Option in accordance with the vesting schedule and performance criteria, if any, set forth in the Award Notice.
          (b) Notwithstanding the vesting schedule contained in the Award Notice, in the event of a “Change in Control,” the Optionee shall become 100% vested in the Option. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others: (i) any “Person” (as hereinafter defined), other than a holder of at least 10% of the outstanding voting power of the Company as of the date of this Agreement, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of a majority of the stock of the Company entitled to vote in the election of directors of the Company; (ii) individuals who are Continuing Directors of the Company (as hereinafter defined) cease to constitute a majority of the members of the Board; (iii) stockholders of the Company adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of the assets of the Company; (iv) the Company is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of the Company following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) shall not constitute a Change in Control; (v) there is a Change in Control of the Company of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Company is then subject to such reporting requirements; provided, however, that for purposes of this Agreement a Change in Control shall not be deemed to occur if the Person or Persons deemed to have acquired control is a holder of at least 10% of the outstanding voting power of the Company as of the date of this Agreement; or (vi) the Company consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination or expiration of this Agreement.
          (c) In the event of a Rule 13e-3 transaction, then effective coincident with the consummation of such Rule 13e-3 transaction, all non-vested Options issued hereunder shall immediately vest and be exercisable by Optionee notwithstanding the vesting schedule set forth in the Award Notice; provided, however, that notwithstanding the foregoing, in connection with the consummation of such Change in Control or Rule 13e-3 transaction, all such non-vested Options then held by the Optionee shall be deemed to vest and become exercisable at such time in order to permit Optionee to participate in such transaction.
          (d) Notwithstanding the vesting schedule contained in the Award Notice, in the event of a termination of employment by the Optionee with Good Reason (as hereinafter defined), by the Company without Cause (as hereinafter defined), or due to death or due to Disability, then the Optionee shall become 100% vested in the Option as of the date of such termination.
          (e) For purposes of this Agreement:
(i)	“Continuing Directors” shall mean the members of the Board on the Grant Date, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director.

(ii)	“Person” is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(iii)	“Cause” shall have the meaning set forth in the employment agreement, if any, between the Company and the Optionee, or if no such employment agreement exists, then such term shall have the meaning set forth in the Plan.

(iv)	“Good Reason” shall have the meaning set forth in the employment agreement, if any, between the Company and the Optionee or, if no such employment agreement exists, such term shall mean the resignation of the Optionee from employment with the Company following the occurrence of either or both of the events set forth in clauses (A) and (B) below without the prior written consent of the Optionee, provided that, in connection with either or both events, (1) the Optionee delivers written notice to the Company of his or her intention to resign from employment due to either or both of such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, and (2) such event or events are not cured by the Company within fifteen (15) days following delivery of such written notice:
(A)	any reduction in the Optionee’s annual rate of base salary; or

(B)	any removal by the Company of the Optionee from his or her position or the assignment to the Optionee of duties and responsibilities materially inconsistent and adverse with such position, except in connection with termination of the Optionee’s employment for Cause or disability.
          6. Exercise. The Optionee shall not be entitled to exercise the Option until it is vested. Subject to the provisions of Section 4, the Option may be exercised only while the Optionee is employed by the Company or an Affiliate or Subsidiary of the Company. In no event shall the Option be exercisable after the expiration date of the Option.
          7. Nontransferability. The Option shall not be transferable or assignable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as described in Section 206(d) of the Employee Retirement Income Security Act of 1974, as amended, subject to Article 3. Any other attempt to assign, transfer, pledge, hypothecate, dispose of or subject the Option to execution, attachment or similar process shall be null and void and without effect. The Option may be exercised during the lifetime of the Optionee only by the Optionee, his guardian or his legal representative, or by an alternate payee pursuant to a qualified domestic relations order.
          8. Method of Exercising Options.
     (a) Subject to the terms and conditions of this Agreement, the Option may be exercised by notice delivered to the Company or its designated representative in accordance with procedures prescribed by the Company or such designated representative. Such notice shall state that the Option is being exercised thereby and shall specify the number of shares of Common Stock being purchased. The notice shall be accompanied by payment in full of the Option price for such shares of Common Stock, such payment to be made in (i) cash, as described in Section 8(c) of the Plan; (ii) subject to Section 8(c) of the Plan, that number of shares of unrestricted Common Stock which has an aggregate Fair Market Value as of the date of exercise equal to the aggregate exercise price for all of the shares of Common Stock subject to such exercise; (iii) shares of Common Stock which would otherwise be delivered pursuant to the exercise of the Option having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, provided that the Committee determines that such withholding of shares does not cause the Company to recognize an increased compensation expense under applicable accounting principles; (iv) a combination of methods (i), (ii) and (iii); (v) to the extent permitted by applicable law, pursuant to independently-arranged broker assisted “cashless” exercise with third party brokers unrelated to the Company; or (vi) other means authorized by the Committee in accordance with Section 8(c) of the Plan. If the tender or withholding of shares of Common Stock as payment of the Option price would result in the issuance of fractional shares of Common Stock, the Company shall instead return the balance in cash or by check to the Optionee. If the Option is exercised by any person or persons other than the Optionee, the exercise of the Option shall be subject to appropriate proof (as determined by the Committee) of the right of such person or persons to exercise the Option under the terms of the Plan and this Agreement. As soon as practicable after notice and payment are received and the exercise is approved, the Company shall either issue and deliver, in the name of the person or persons exercising the Option, a certificate or certificates representing such shares or direct the transfer agent designated by the Company to record the issuance of such shares to such person or persons in book entry form.
          (b) The Option may be exercised in accordance with the terms of the Plan and this Agreement with respect to any whole number of shares subject to the Option, but in no event may an Option be exercised as to fewer than one hundred (100) shares at any one time, or the remaining shares covered by the Option if less than two hundred (200).

          (c) The Optionee shall have no rights of a stockholder with respect to shares of Common Stock to be acquired by the exercise of the Option until the date of issuance of such shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such shares are issued. All shares of Common Stock purchased upon the exercise of the Option as provided herein shall be fully paid and non-assessable.
          (d) The Optionee agrees that no later than the date as of which an amount first becomes includible in his gross income for federal income tax purposes with respect to the Option, the Optionee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Withholding obligations may be settled with Common Stock, including Common Stock that is acquired upon exercise of the Option, having an aggregate Fair Market Value not in excess of the amount determined by applying the minimum statutory withholding rate. The obligations of the Company under this Agreement and the Plan shall be conditional on such payment or arrangements, and the Company, its Affiliates and Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Optionee.
          9. Adjustment upon Changes in Capitalization. Subject to any required action by the stockholders of the Company and the terms of the Plan, if, during the term of this Agreement, there shall be any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company (as defined in Section 14 of the Plan), the Committee may, in its sole discretion, make an appropriate and equitable adjustment in the aggregate number, kind and option price of shares subject to this Option; provided, however, that in no event shall the Option price be adjusted below the par value of a share of Common Stock, nor shall any fraction of a share be issued upon the exercise of the Option.
          10. Conditions Upon Issuance of Option. As a condition to the exercise of the Option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the Common Stock is being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of legal counsel for the Company, such a representation is required by any relevant provision of law.
          11. Notices. Except as otherwise prescribed by the Company or its authorized representative, each notice relating to this Agreement shall be in writing and shall be sufficiently given if delivered by registered or certified mail, or by a nationally recognized overnight delivery service, with postage or charges prepaid, to the address hereinafter provided in this Section 11. Any such notice or communication given by first-class mail shall be deemed to have been given two business days after the date so mailed, and such notice or communication given by overnight delivery service shall be deemed to have been given one business day after the date so sent, provided such notice or communication arrives at its destination. Each notice to the Company shall be addressed to it at its offices at 1701 East Market Street, Jeffersonville, Indiana 47130 (attention: Senior Vice President, Law and Administration), with a copy to the Chairman of the Compensation Committee of the Company or to such other designee of the Company. Each notice to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee or such other person or persons at the address of such person last known to the Company.
          12. Limitations. The terms and conditions of this Agreement and the rights of the Optionee in connection with any Common Stock received upon the Optionee’s exercise of the Option are subject to the Company’s Executive Officer Stock Ownership Guidelines. Nothing contained in this Agreement shall be construed as conferring upon the Optionee the right to continue as an employee, or shall affect the right of the Company, in its sole discretion, to terminate the Optionee’s employment at any time, with or without cause.
          13. Incorporation of the Plan. Notwithstanding the terms and conditions contained herein, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, which is hereby incorporated by reference. In the event of any discrepancy or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall control.

          14. Interpretation. The interpretation and construction of any terms or conditions of the Plan, or of this Agreement or other matters related to the Plan by the Committee, shall be final and conclusive.
          15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or be invalid under applicable law, then such provision shall be ineffective to the minimal extent of such provision or the remaining provisions of this Agreement or the application of such provision to other parties or circumstances.
          16. Enforceability. This Agreement shall be binding upon the Optionee and such Optionee’s estate, personal representative and beneficiaries.
          17. Pronouns, Singular/Plural. Any use of any masculine pronoun shall include the feminine and vice-versa, and any use of a singular shall include the plural or vice-versa, as the context and facts may require.

APPENDIX C
FORM OF GENERAL RELEASE AND WAIVER